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                                                                   EXHIBIT 10.36


                              EMPLOYMENT AGREEMENT

         This agreement ("Agreement") is made and entered into as of the 21st of May, 1997 (the "Effective Date"), by and among Synthetic Industries, Inc. ("the Corporation") and Joseph F. Dana (the "Executive").



                                  WITNESSETH:

         WHEREAS, both the Corporation and Executive (the "Parties") desire to state certain terms and conditions of Executive's employment;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Parties agree as follows:

         1.      Employment.

                 The Corporation agrees to employ Executive and Executive agrees to serve the Corporation upon the terms and conditions hereinafter set forth.

         2.      Term.

                 Except as otherwise provided in Section 7 below, the term of employment under this Agreement shall continue from the Effective Date for a period that ends on the date that is the fifth anniversary of the Effective Date; provided, however, that on the first day of the calendar month next following the third anniversary of the Effective Date, and on the first day of each successive month, such term of employment shall automatically be extended for successive one month periods, providing a minimum remaining term of two years. Either party may halt future extension by written notice, in which case such term of employment shall be the term in effect when such written notice was given. Executive shall notify the Corporation's Compensation Committee sixty (60) days prior to the third anniversary of the Effective Date that the "evergreen" feature of the within Agreement will be in effect on a given date.

         3.      Duties and Extent of Services: Location of Principal Office.

                 During the term set forth in Section 2 above, the Corporation shall employ Executive and Executive shall serve the Corporation as Chief Operating Officer and General Counsel of the Corporation. During the period of his employment Executive shall devote his full business time and attention to the business and affairs of the Corporation. During such term, Executive's principal office shall be located at 309 Lafayette Road, Chickamauga, Georgia.
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         4.      Compensation.

                 (a) Base Salary. From the Effective Date to June 30, 1997, the Corporation shall pay Executive a base salary, payable in accordance with the Corporation's standard payroll practices, as follows: $1,000.00 per week. From July 1, 1997 to the end of the term set forth in Section 2 above, the Corporation shall pay Executive a base salary, payable in accordance with the Corporation's standard payroll practices, as follows: $225,000.00 per annum. Executive's salary may be increased from time to time by the Board. Executive's salary shall not be reduced during the term of this Agreement. Any increased salary shall become Executive's base salary for purposes of this Agreement upon the date such increase commences.

                 (b)      Annual Incentive.  During the term set forth in
Section 2 above, Executive shall be eligible to participate in the Executive Incentive Plan, or in such successor plan as may be adopted for the provision of annual incentive compensation for senior executives (the "Annual Incentive Plan"). Executive shall be entitled to an incentive payment applicable under the Annual Incentive Plan if the Corporation meets its business plan for the year ("Making Plan"). During the first year of employment Executive's annual incentive compensation for the Corporation's Making Plan will be $75,000.00. To the extent Annual Incentive Plans for senior executives of the Corporation are modified then Executive's Annual Incentive Plan shall be modified to correspond with the plans of other senior executives.

                 (c) Stock Options. As consideration for the execution of the within Agreement, Executive shall be awarded stock options equal to 130,500 shares of stock in the Corporation (approximately 1.5% of the issued and outstanding shares) under the Synthetic Industries, Inc. 1996 Stock Option Plan (the "Option Plan"). The options shall be awarded to the Executive on or before September 30, 1998 at a time designated by the Corporation's Compensation Committee in its sole discretion. The options shall have a ten
(10) year term. Twenty percent (20%) of the options shall vest and become exercisable on each anniversary of the Effective Date. Executive shall have such rights to the stock options as are set forth in the Option Plan and any applicable Stock Option Agreement. In the event of a Change in Control as defined in Section 7(e) below, all such stock options shall be granted and immediately vest on the date of the Change in Control.





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                 The grant of stock options herein shall not impede the
granting of further stock options or their equivalent based upon the Corporation's success and the Executive's performance, duties, responsibilities and compensation.

                 (d) Long term incentive compensation. Executive shall be entitled to participate in all long term incentive compensation programs established by the Corporation for senior executive employees. Participation in any such plans shall be determined under the provisions of such plans. Executive's participation in any such plans shall be commensurate with his performance, duties, responsibilities and compensation.

         5.      Benefits.

                 From July 1, 1997 to the end of the term set forth in Section 2 above, and otherwise as provided in this Agreement, Executive shall be eligible to participate in all group life insurance, health insurance, disability insurance, survivor income insurance and similar programs maintained by the Corporation and covering executive employees. Participation in any retirement plans maintained by the Corporation shall be as determined under the provisions of such plans.

                 Executive shall be entitled to vacation benefits enjoyed by other senior executives, but in no event shall Executive receive less than three (3) weeks of paid vacation each year. The Corporation shall provide the executive with an automobile comparable to automobiles driven by the Corporation's other senior executives plus all normal expenses, related maintenance, repairs and insurance.

         6.      Reimbursement for Expenses.

                 The Corporation shall reimburse Executive for all reasonable business expenses incurred by him on behalf of the Corporation in the performance of his duties hereunder, provided Executive shall account therefore in accordance with the Corporation's business expense policies and procedures. The Corporation shall reimburse reasonable expenses incurred by the Executive to maintain professional certifications and licenses including mandatory continuing education courses and required professional memberships.

         7.      Termination

                 Executive's employment may be terminated prior to the end of the term described in Section 2 only as provided in this Section 7.





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                 (a)      Termination for Disability.  If the Executive becomes
unable to substantially perform his duties due to permanent physical or mental disability, as determined by a physician agreed upon by the Corporation and the Executive or Executive's representative, his employment pursuant to this Agreement shall terminate. In the event Executive's employment is terminated on account of disability under this Section 7(a), Executive's rights to compensation and benefits shall be as follows:

                          (i)     Executive (or in the event of his death, his
estate) shall be paid his base salary at the rate in effect on the date of termination of employment until the earlier of (A) the date six months following termination of employment, or (B) the date of commencement of long term disability payments under the Corporation's long term disability plan as then in effect.

                          (ii)     Executive shall be entitled to any unpaid
amount previously fully accrued under the Annual Incentive Plan.

                          (iii)    Executive's rights with respect to stock
options, if any, shall be determined under the Option Plan and any applicable stock option agreement.

                          (iv)     Executive shall be entitled to participate
in any and all benefit programs described in Section 5, above, during the period Executive is continuing to receive salary pursuant to Clause (i), above.

                 (b) Termination on Executive's Death. In the event of termination of employment by reason of the death of Executive, payment of compensation and benefits shall be as set forth below. Payment shall be made to the executor or administrator of Executive's estate, or, in the case of a payment made under a written plan, to the person or persons who have been designated pursuant to the terms of the plan to receive such payments.

                          (i)      Executive's base salary at the rate in
effect on the date of Executive's death shall be paid for a period of six months. Such salary may, in the Corporation's discretion, be paid in a lump-sum promptly following the date of Executive's death.

                          (ii)     Executive shall be entitled to any unpaid
amount previously fully accrued under the Annual Incentive Plan. In addition, Executive shall be entitled to an incentive payment, in lieu of an incentive payment under the Annual Incentive Plan for the plan year in which his employment terminates, in an amount equal to the payment otherwise determined under the





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Annual Incentive Plan, as if the Executive were employed by the Corporation to the end of the year of his termination, multiplied by a fraction the numerator of which is the number of weeks Executive was employed during such year, and the denominator of which is 52.

                          (iii)    Executive's rights with respect to stock
options, if any, shall be determined under the Option Plan and any applicable stock option agreement.

                          (iv)     Executive's rights under the benefit
programs described in Section 5, above, including the rights of Executive's dependents to participate in such programs, if any, shall be as determined under such programs.

                 (c) Termination for Cause. The Corporation shall have the right to terminate Executive's employment for "Cause". In the event Executive's employment is terminated for Cause, Executive's rights to compensation and benefits shall be as follows:

                          (i)      Executive shall be paid his base salary
accrued through the date of termination of employment.

                          (ii)     Executive's rights with respect to stock
options, if any, shall be determined under the Option Plan and any applicable stock option agreement.

                          (iii)    Executive's rights to participate in benefit
programs described in Section 5, above, if any, shall be as determined under such programs.

         For purposes of this Subsection, "Cause" shall mean (1) Executive's conviction of, or plea of guilty or nolo contendere to, a felony (unless committed in the good faith belief that Executive's actions were in the best interests of the Corporation and would not violate criminal law), or (2) gross neglect or gross misconduct in the performance of Executive's duties.
Executive shall be given written notice that the Corporation intends to terminate his employment for Cause under this Subsection. Such notice shall specify the particular acts, or failures to act, that give rise to the decision to so terminate employment.

         In the case of termination for Cause under definition (1), Executive's employment shall be terminated effective as of the date such notice is given, provided, however, that Executive shall be given the opportunity to meet with the Board of Directors of the Corporation within 30 days of the date such notice is given, to be heard with regard to whether he, in good faith, believed that his





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actions or inactions were both in the best interests of the Corporation and would not violate criminal law.

         In the case of termination for Cause under definition (2), Executive shall be given the opportunity within 20 days of the receipt of such notice to meet with the Board to defend such acts or failures to act. Executive shall be given seven days after such meeting to correct any particular acts or failures to act, and upon failure of Executive, within such seven day period, to correct such acts or failures to act, Executive's employment by the Corporation shall be terminated.

         Termination on account of disability, as provided in Section 7(a) above, shall not be considered a termination for Cause under this Section 7(c).

                 (d)       Termination Without Cause.

                 (1) The Corporation shall have the right to terminate Executive's employment without Cause as defined in Section 7(c) above. In the event of a termination by the Corporation without Cause, other than (A) following a Change in Control, as defined in Section 7(e), below, or (B) as described in Subsection (2) below, Executive's rights to compensation and benefits shall be as follows:

                          (i)      Executive shall be paid his base salary at
the rate in effect on the date of termination of employment for a period of two years from the date of termination.

                          (ii)     Executive shall be entitled to any unpaid
amount previously fully accrued under the Annual Incentive Plan. In addition, Executive shall be entitled to an incentive payment, in lieu of an incentive payment under the Annual Incentive Plan for the plan year in which his employment terminates, in an amount equal to the payment otherwise determined under the Annual Incentive Plan, as if the Executive were employed by the Corporation to the end of the year of his termination, multiplied by a fraction the numerator of which is the number of weeks Executive was employed during such year, and the denominator of which is 52. In addition, in lieu of future payments under the Annual Incentive Plan, Executive shall be entitled to a payment that equals the average of the incentive payments received by Executive (or fully accrued by him) under the Annual Incentive Plan for the three full plan years immediately preceding his termination of employment.

                          (iii)    Executive's rights with respect to stock
options, if any, shall be determined under the Option Plan and any applicable stock option agreement.





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                          (iv)     To the extent allowed by applicable law,
Executive shall be entitled to participate in any and all benefit programs described in Section 5, above, during the period Executive is continuing to receive salary pursuant to Clause (i), above, provided that Executive's right to any such benefit shall terminate on the date Executive becomes entitled to the same or any similar benefit as a result of Executive's entering into subsequent employment; any other rights in regard thereto, if any, shall be determined under each of such programs, respectively. Executive agrees promptly to notify the Corporation of any subsequent employment which may cause the cessation of benefits under this Subsection.

         Termination on account of disability, as provided in Section 7(a) above, shall not be considered a termination without Cause under this Section 7(d).

                 (2) If Executive's employment is terminated by the Corporation without Cause, as defined in Subsection (c) above, prior to the occurrence of a Change in Control of the Corporation (as defined below), and if it can be shown that Executive's termination (i) was at the direction or request of a third party that had taken steps reasonably calculated to effect the Change in Control of the Corporation thereafter, or (ii) otherwise occurred in connection with, or in anticipation of, the Change in Control of the Corporation, then Executive shall have the rights described in Section 7(e) below, as if a Change in Control of the Corporation had occurred on the date immediately preceding such termination.

                 (e)      Termination Following a Change in Control.

                 (1)       Definitions.

                 (A) "Act" means the Securities Exchange Act of 1934, as amended.

                 (B) "Affiliate of any specified persons" means any other person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under direct or indirect common control with such specified person. For the purposes of this definition, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                 (C)       "Annual Compensation" means the sum of:





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                          (i)      Executive's annual salary at the rate in
effect on the date of a termination of employment (or, in the event of a termination for Good Reason below, the annual salary as in effect immediately before the actions giving rise to Good Reason); plus

                          (ii)     the greatest of the incentive payments under
the Annual Incentive Plan either paid or accrued in either the Year of the Change in Control or the immediately preceding Year.

                 (D) "Base Amount" means an amount equal to Executive's Annualized Includable Compensation for the Base Period as defined in Section 280G(d)(1) and (2) of the Code (as hereinafter defined).

                 (E) "Change in Control" of the Corporation means a Change in Control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Act or any successor thereto, provided that without limiting the foregoing, a Change in Control of the Corporation also shall be deemed to have occurred if:

                          (i)     any "person" (as defined under Section
3(a)(9) of the Act) or "group" of persons (as provided under Rule 13d-3 of the
Act), other than Synthetic Industries, L.P., is or becomes the "beneficial owner" (as defined in Rule 13d-3 or otherwise under the Act), directly or indirectly (including as provided in Rule 13d-3(d)(1) of the Act), of capital stock of the Corporation the holders of which are entitled to vote for the election of directors ("voting stock") representing that percentage of the Corporation's then outstanding voting stock (giving effect to the deemed ownership of securities by such person or group, as provided in Rule 13d-3(d)(1) of the Act, but not giving effect to any such deemed ownership of securities by another person or group) equal to or greater than thirty-five percent (35%) of all such voting stock;

                          (ii)    individuals who constitute the Board on the
date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof. Any person becoming a director subsequent to such date whose election, or nomination for election, is, at any time, approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be considered as though he were a member of the Incumbent Board;

                          (iii)    the Corporation combines with another person
or entity, whether through a merger, asset sale, reorganization or otherwise, and (a) any person or group of persons holds at any time after such combination, voting stock equal to or greater than thirty-five percent





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(35%) determined by reference to the voting securities of the surviving entity, or (b) the Corporation's directors, as of the date immediately before such combination, constitute less than a majority of the Board of Directors of the combined entity.

                 (F) "Code" means the Internal Revenue Code of 1986, including any amendments thereto.

                 (G)       "Good Reason" means:

                          (i)      any breach of this Agreement by the
Corporation, including without limitation (a) any reduction during the employment period in the amount of Executive's base salary or aggregate benefits as in effect from time to time, (b) failure to provide Executive with the same fringe benefits that were provided to Executive immediately prior to a Change in Control of the Corporation, or with a package of fringe benefits (including paid vacations) that, though one or more of such benefits may vary from those in effect immediately prior to such a Change in Control, is substantially comparable in all material respects to such fringe benefits taken as a whole, or (c) any other breach by the Corporation of its obligations to pay compensation under this Agreement;

                          (ii)     without Executive's express written consent,
the assignment to Executive of any duties which are materially inconsistent with Executive's positions, duties, responsibilities and status immediately prior to the Change in Control of the Corporation, a material change in Executive's reporting responsibilities, titles or offices as an employee and as in effect immediately prior to the Change in Control, or a significant reduction in Executive's title, duties or responsibilities, or in the level of his support services;

                          (iii)    the relocation of Executive's principal
place of employment, without Executive's written consent, to a location outside the same metropolitan area in which Executive was employed at the time of such Change in Control, or the imposition of any requirement that Executive spend more than 90 business days per year at a location other than such principal place of employment;

                          (iv)     any purported termination of Executive's
employment for Cause, Disability or Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements defined below;





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                          Upon the occurrence of any of the events described in
(i), (ii), (iii), or (iv) above, Executive shall give the Corporation written notice that such event constitutes Good Reason, and the Corporation shall thereafter have 30 days in which to cure. If the Corporation has not cured in that time, the event shall constitute Good Reason.

                 (H) "Notice of Termination" means a notice which shall indicate the specific termination provision relied upon in this Agreement and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

                 (I) "Person or Group" means a "person" or "group," as defined in the definition of "Change in Control" above.

                 (J) "Year" means a calendar year unless otherwise specifically provided.

                 (2) Payments for Termination Following Change in Control. If, following a Change in Control, Executive's employment with the Corporation is terminated by the Corporation other than for Cause, or by Executive for Good Reason, then:

                 (A) Executive shall be entitled to all compensation and benefits accrued through the date of termination of employment;

                 (B) Executive shall receive from the Corporation, no less than ten days following termination of his employment, a lump sum payment (the "Termination Payment") equal to two times Executive's Annual Compensation;

                 (C) Executive shall be entitled to any unpaid amount previously fully accrued under the Annual Incentive Plan. In addition, in lieu of future payments under the Annual Incentive Plan, Executive shall be entitled to a payment that equals the average of the incentive payments received by Executive (or fully accrued by him) under the Annual Incentive Plan for the three plan years immediately preceding his termination of employment.

                 (D) Executive's rights, if any, to supplemental pension shall be fully vested; and

                 (E) Executive shall continue to be covered at the expense of the Corporation by the same or equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect for Executive immediately prior to termination of his employment, until the earlier of (i)





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18 months following termination of employment, or (ii) the date Executive has commenced new employment and has thereby become eligible for comparable benefits.

                 (3) Vesting of Options upon Change in Control. In the event of a Change in Control, whether or not Executive's employment continues with the Corporation, all options under the Option Plan shall immediately vest on the date of the Change in Control.

                 (4)       Certain Supplemental Payments by the Corporation.

                 (A) In the event Executive's employment is terminated pursuant to this Subsection, and if in connection therewith it is determined that (i) part or all of the compensation and benefits to be paid to Executive constitute "parachute payments" under Section 280G of the Code, and (ii) the payment thereof will cause Executive to incur excise tax under Section 4999 of the Code, the Corporation, on or before the date for payment of such excise tax, shall pay Executive, in lump sum, an amount (the "Gross-Up Amount") such that, after payment of all federal, state and local income tax and any additional excise tax under Section 4999 of the Code in respect of the Gross-Up Amount payment, Executive will be fully reimbursed for the amount of such excise tax.

                 (B) The determination of the Parachute Amount, the Base Amount and the Gross-Up Amount, as well as any other calculations necessary to implement this Subsection shall be made by a nationally recognized accounting or benefits consulting firm ("Consultant") selected by Executive and reasonably satisfactory to the Corporation and which has not performed services, other than minor indirect or incidental services, for either the Corporation or Executive for three years prior to the date the Consultant is retained for this purpose. The Consultant's fee shall be paid by the Corporation.

                 (C) As promptly as practicable following such determination and the elections hereunder, the Corporation shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to Executive under this Agreement and shall promptly pay to or distribute for the benefit of Executive in the future such amounts as become due to Executive under this Agreement.

                 (D) Notwithstanding anything herein to the contrary, in the event that any payment received or to be received by Executive in connection with a Change in Control of the Corporation or the termination of Executive's employment (whether payable pursuant to the terms





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of this Agreement or any other plan, arrangement or agreement) (all such payment being referred to in the aggregate as "Total Payment") would not be deductible (in whole or in part) as a result of Section 280G of the Code, the payments otherwise due to Executive pursuant to Section 7(e)(2) above ("Severance Payments") shall be reduced until no portion of the Total Payments is not deductible as a result of Section 280G of the Code, or the Severance Payments are reduced to zero. For purposes of this limitation (i) no portion of the Total Payments, the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment of the Severance Payments , shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel selected by the Corporation's independent auditors and reasonably acceptable to Executive ("Tax Counsel"), does not constitute a "parachute payment" within the meaning of Section 280G (b)(2) of the Code, (iii) the Severance Payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of
Section 280G (b)(4) of the Code, in the opinion of Tax Counsel, and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Corporation's independent auditors in accordance with the principles of Sections 280G (d)(3) and (4) of the Code.

                 (5) Expenses and Interest. If, after a Change in Control of the Corporation, a good faith dispute arises with respect to the enforcement of the Executive's rights under this Agreement, or if any legal or arbitration proceeding shall be brought in good faith to enforce or interpret any provision contained herein, or to recover damages for breach hereof, Executive shall recover from the Corporation any reasonable attorney's fees and necessary costs and disbursements incurred as a result of such dispute, and prejudgment interest on any money judgment or arbitration award obtained by Executive calculated at the legal rate of interest from the date that payments to him should have been made under this Agreement.

                 (f) Voluntary Termination. Executive may terminate his employment voluntarily at any time. In the event Executive terminates his employment voluntarily, other than for Good Reason following a Change in Control as provided in Section 7(e), above, Executive's rights to compensation and benefits shall be as follows:





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                          (i)      Executive shall be paid salary accrued
through the date of termination of employment.

                          (ii)     Executive's rights to annual incentive
compensation, if any, shall be as determined under the Annual Incentive Plan.

                          (iii)    Executive's rights with respect to stock
options, if any, shall be determined under the Option Plan and any applicable stock option agreement.

                          (iv)     Executive's rights to participate in any and
all benefit programs described in Section 5, above, if any, shall be as determined under such programs.

         8.      Payment Obligations Absolute.

                 The Corporation's obligation to pay the Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Corporation shall be final and the Corporation will not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reason whatever provided that if the Executive is convicted of, or pleads guilty or nolo contendere to, a felony or misdemeanor involving acts or omissions of the Executive in connection with his employment by the Corporation, the Corporation shall be allowed to recover any actual damages it has incurred from such action or omission out of amounts paid or owing him hereunder.

         9.      Further Obligations of Executive.

                 During and following Executive's employment by the Corporation, Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Corporation, except to the extent authorized by the Board of Directors of the Corporation or required by any court or administrative agency, other than to an employee of the Corporation or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of duties as an executive of the Corporation. Confidential information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the





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same business or a business similar to that of the Corporation.  All records, files, documents and materials or copies thereof, relating to the Corporation's business which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Corporation and shall be promptly returned to the Corporation upon termination of employment with the Corporation.

         10.     Non-Competition.

                 (a) To induce the Corporation to enter into this Agreement, and in consideration thereof, and in consideration of the grant of certain options under the Option Plan, the Executive agrees that, during the term of this Agreement and for a period of two years after the termination of this Agreement (the "Restricted Period"), he shall not, directly or indirectly, for his own account or for the account of others, as an officer, director, stockholder, owner, partner, employee, promoter, consultant, manager or otherwise, participate in the promotion, financing, ownership, operation, or management of, or assist in or carry on through a proprietorship, corporation, partnership or other form of business entity or otherwise, any business which competes with the Corporation in any area in which the Corporation is engaged in or is actively planning to engage in related to the production of polypropylene fabrics and fibers activities as of the date of such termination.

                 Nothing in this Section 10 shall prohibit Executive from acquiring or holding any issue of stock or securities of any person that has any securities registered under Section 12 of the Exchange Act, listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc. so long as (i) Executive is not deemed to be an "affiliate" of such person as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933, as amended, and (ii) Executive and/or members of his immediate family or persons under his control do not own or hold more than 5% of any voting securities of any such person.

                 (b) To induce the Corporation to enter into this Agreement, and in consideration thereof, the Executive agrees that during the Restricted Period, the Executive shall not, whether for his own account or for the account of any other person (excluding the Corporation), (a) solicit or contact in an effort to do business with any person who was a customer of the Corporation during the term of this Agreement, or any affiliate of any such person, if such solicitation or contact is in competition with the Corporation,
(b) solicit or induce any of  the employees of the Corporation or





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
its affiliates to leave their employment with the Corporation or such affiliate or accept employment with anyone else or hire any such employees or (c) interfere in a similar manner with the business of the Corporation or its affiliates. Nothing herein shall prohibit or preclude the Executive from performing any other types of services that are not precluded by Section 10(a) for any other person.

                 (c) Executive has carefully read and considered the provisions of this Section 10 and, having done so, agrees that the restrictions set forth in this Section 10 (including the Restricted Period, scope of activity to be restrained and the geographical scope) are fair and reasonable and are reasonably required for the protection of the interests of the Corporation, its officers, directors, employees, creditors and shareholders. Executive understands that the restrictions contained in this Section 10 may limit his ability to engage in a business similar to the Corporation's business, but acknowledges that he will receive sufficiently high remuneration and other benefits from the Corporation hereunder to justify such restrictions.

         11.     Arbitration.

                 Any controversy or claim arising under, out of or relating to this Agreement, or the breach thereof, shall be determined and settled by arbitration at the American Arbitration Association in Atlanta, Georgia, in accordance with the rules of procedure of the Association. Any award rendered shall be final and binding on the parties hereto, and judgment may be entered in any court having jurisdiction thereof.

         12.     Withholding.

                 Payments required to be made by the Corporation to Executive, his spouse, his estate or beneficiaries, will be subject to withholding of such amounts relating to taxes as the Corporation may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Corporation may, in its sole discretion, accept other provision for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

         13.     Assignability; Binding Nature.

                 This Agreement is binding upon, and will inure to the benefit of, the parties and their respective successors, heirs, administrators, executors and assigns. No rights or obligations of Executive hereunder may be assigned or transferred by Executive except that (a) rights to compensation and benefits hereunder, which rights will remain subject to the limitations hereunder, may be transferred by will or operation of law, and (b) rights under employee benefit plans or programs described in Section 5, above, may be assigned or transferred in accordance with such plans, programs or regular practices thereunder. No rights or obligations of the Corporation under this Agreement may be assigned or transferred except that rights or obligations may be assigned or transferred by operation of law in the event of a merger or consolidation in which the Corporation is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Corporation, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Corporation and such assignee or transferee assumes the liabilities, obligations and duties of the Corporation, as contained in this Agreement, either contractually or as a matter of law.

         14.     Entire Agreement.

                 This Agreement supersedes any prior agreements and, together with such plans and programs as are specifically referred to herein, contains the entire agreement between the parties concerning the subject matter hereof.

         15.     Amendments and Waivers.

                 This Agreement may not be modified or amended, except by a writing signed by both parties. A party may waive compliance by the other party with any term or provision of this Agreement, or any part thereof, provided that the term or provision, or part thereof, is for the benefit of the waiving party. Any waiver will be limited to the facts or circumstances giving rise to the non-compliance and will not be deemed either a general waiver or modification with respect to the term or provision, or part thereof, being waived, or as to any other term or provision of this Agreement, nor will it be deemed a waiver of compliance with respect to any other facts or circumstances then or thereafter occurring.

         16.     Notices.

                 Any notice given hereunder will be in writing and will be deemed given when delivered personally or by courier, or five days after being mailed, certified or registered mail, duly addressed to the party concerned at the address indicated below or at such other address as such party may subsequently provide, in accordance with the notice and delivery provisions of this Section:

                 To the Corporation:    Attn. Corporate Secretary
                                        Synthetic Industries, Inc.
                                        309 Lafayette Road
                                        Chickamauga, GA  30707





                 To Executive:          Joseph F. Dana
                                        326 Hickory Creek Lane
                                        LaFayette, GA 30728


         17.     Severability.

                 In the event that any provision or portion of this Agreement will be determined to be invalid or unenforceable for any reason the remaining provisions or portions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

         18.     Survivorship.

                 The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

         19.     References.

                 In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive will be deemed, where appropriate, to refer to his legal representative or, where appropriate, to his beneficiary or beneficiaries.

         20.     Headings.

                 The headings of paragraphs contained in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.



                                        SYNTHETIC INDUSTRIES, INC.



                                        By:
                                            ------------------------------------
                                               Leonard Chill
                                               President





                                        EMPLOYEE



                                        ----------------------------------------





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